Exhibit 99.2

October 24, 2019

Liberty Media Announces Formula One Group Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE) —  Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) will webcast a Formula One Group Investor Meeting on Wednesday,  October 30, 2019, with management remarks beginning at approximately 9:00 a.m. E.D.T. Speaking at the meeting will be Greg Maffei, President and CEO of Liberty, and Chase Carey, Chairman and CEO of Formula 1. During the meeting, observations may be made regarding the company’s financial performance and outlook, as well as other forward looking matters.

The meeting will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation's interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty Media Corporation's subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investment in AT&T Inc.

Liberty Media Corporation
Courtnee Chun

720-875-5420